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                                                                  Rule 424(b)2)
                                                                     Prospectus

                        Filing Pursuant to Rule 424(b)(2)
                      Registration Statement No. 333-46394


                              PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED FEBRUARY 9, 2001)

                                  80,396 shares

                           Photogen Technologies, Inc.

                                  Common Stock

                             -----------------------

         You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF OUR PROSPECTUS DATED FEBRUARY 9, 2001 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                              PLAN OF DISTRIBUTION

         We are offering 80,396 shares of our common stock to Ballsbridge Finance Limited. Under the terms of the purchase agreement between us and Ballsbridge, we negotiated a purchase price for the common stock of $1.55480 per share for an aggregate price of $125,000. Rochelle S.A. is acting as placement agent in connection with this offering and will receive a fee from us in the amount of $6,250. See page 12 of our Prospectus dated February 9, 2001 under the caption "Plan of Distribution" to read about additional amounts paid to Rochelle and estimated expenses regarding this offering. We expect this transaction to close following this filing. We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933. This is our first offering to Ballsbridge and sixth offering under this shelf registration. Upon the close of this transaction we will have sold a total of 277,374 shares of our common stock for $600,000. In connection with these six offerings, we have paid Rochelle $30,000 in fees.

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                                 USE OF PROCEEDS

         The net proceeds to us from this offering will be $118,750. Upon the close of this sixth transaction under this registration statement, we will have received net proceeds of $570,000. We plan to use the net proceeds for general corporate purposes, including activities related to preparing for and conducting clinical trials, purchase and preparation of clinical material, conduct of preclinical studies, administrative expenses to support our research and development activities, capital expenditures and to meet working capital needs. We expect to evaluate from time to time the acquisition or license of businesses, technologies or products for which a portion of the net proceeds may be used; however, we have no present plan or commitments for any acquisition or license.

         Pending those uses, we will invest the net proceeds in interest-bearing United States Government securities (other than cash reserved for current expenditures). Each time we sell the common stock, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from the common stock sold at that time.

                           MARKET FOR OUR COMMON STOCK

         On April 25, 2001, the last reported sales price of our common shares on the Nasdaq SmallCap Market was $1.68 per share. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "PHGN."

         As of April 25, 2001 and before the issuance of shares pursuant to this prospectus supplement, we had 37,580,364 shares of common stock outstanding.

                                     GENERAL

         This prospectus supplement is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer up to $40,000,000 of our common stock from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of $125,000 of our common stock under the shelf registration statement, and updates information provided in the prospectus dated February 9, 2001. You should read both this prospectus supplement and the prospectus carefully.

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This supplemental prospectus contains a number of forward-looking statements regarding our business and operations. Statements in this document that are not historical facts are forward-looking statements. Such forward-looking statements include those relating to:

               o    our current business and product development plans,

               o    our future business and product development plans,

               o the timing and results of regulatory approval for proposed products, and

               o projected capital needs, working capital, liquidity, revenues, interest costs and income.

         Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

         Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of the related prospectus, including under the caption "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this supplemental or related prospectus, in the materials referred to in this supplemental or related prospectus, in the materials incorporated by reference into this supplemental or related prospectus, or in our press releases. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this supplemental prospectus, related prospectus or other documents incorporated by reference might not occur. No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

            The date of this prospectus supplement is April 26, 2001.


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                                TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
PLAN OF DISTRIBUTION......................................................S-1
USE OF PROCEEDS...........................................................S-2
MARKET FOR OUR COMMON STOCK...............................................S-2
GENERAL...................................................................S-2
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...........................S-3



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